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                                                                   EXHIBIT 10.65

                               September 25, 1996

John D. Bryer
3220-B Windsor Road
Austin, Texas 78703
                      Re: Severance Compensation Agreement

Dear John:

     APPLIED BIOSCIENCE INTERNATIONAL INC. ("APBI" or the "Company") considers the continuing maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the uncertainty and questions which a potential change of control may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Company's Board of Directors has determined that given the pending merger agreement between the Company and Pharmaceutical Product Development, Inc. ("PPD"), it is imperative that the Company and the Board of Directors be able to rely upon you to remain in your position and to provide advice, if requested, as to the best interests of the Company.

     Accordingly, in order to induce you to remain in the employ of the Company's subsidiary, Pharmaco International Inc. ("Pharmaco"), this letter agreement sets forth the terms of your continued employment and the severance benefits which the Company and Pharmaco agree will be provided to you in the event of the termination of your employment following a "change in control of the Company" (as defined in Section 3 hereof).

     1. EMPLOYMENT. Pharmaco shall continue to employ you as an executive of Pharmaco or one of its affiliates for the Term of this Agreement. Subject to the provisions of this Agreement, you confirm your present intention to remain in the employ of the Pharmaco during such Term, and agree, at all times during the Term of this Agreement to give the Company and Pharmaco at least one month prior notice of any termination of your employment.

     2. TERM. (a) The Term of this Agreement shall be for the one-year period commencing on the date hereof and ending on September 25, 1997.

     (b) In addition, the Term of your employment hereunder will automatically end upon the occurrence of any of the following events;

          (i) You die or receive a notice of termination due to Disability; or

          (ii) At any time during the initial six-month period of this Agreement, you give notice to the Company based on Good Reason; or

          (iii) At any time subsequent to the initial six-month period of this Agreement, you provide notice to the Company that you wish to terminate your employment with Pharmaco or any successor entity for any or no reason; or

          (iv) At any time subsequent to the initial six-month period of this agreement, the Company or PPD provides notice to you that it desires to terminate your employment with Pharmaco or any successor entity.

     (c) "Good Reason" shall mean:

          (i) A change in your position as president and chief executive officer of Pharmaco, without your express written consent; or

          (ii) The assignment to you, without your express written consent, of any duties substantially inconsistent with your position, duties and responsibilities with Pharmaco immediately prior to a change in control; or
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          (iii) A reduction by Pharmaco in your base salary in effect on the date hereof or as the same as may be increased from time to time; or

          (iv) The relocation of your primary work location to a location that is more than forty (40) miles from your primary work location immediately prior to the change in control; or.

     2. CHANGE IN CONTROL. For purposes of this Agreement, a "change in control of the Company" shall mean the Merger of APBI with PPD or any affiliate or subsidiary of PPD.

     3. TERMINATION FOLLOWING CHANGE IN CONTROL. (a) If a change in control of the Company occurs, you shall be entitled, upon the subsequent termination of your employment pursuant to paragraphs 2(b)(ii), (iii) or (iv) of this Agreement or your termination by the Company for any other reason (other than for Cause or because of your death) during the Term of this Agreement (any of the foregoing being referred to as "Termination"), to the Severance Pay, bonus and other benefits described in Paragraph 5. Any Termination of your employment, except because of your death, shall be made by written notice of termination to the other party.

     (b) "Cause" shall mean (i) the willful and continued failure by you substantially to perform your duties with the Company or Pharmaco (other than any such failure resulting from your Disability), following written notice from the Company or Pharmaco, or (ii) the willful engaging by you in gross misconduct or any acts involving fraud, embezzlement or theft from Pharmaco or the Company; or

     (c) "Disability" shall mean that, as a result of your incapacity due to physical or mental illness, you shall be unable to perform your duties with Pharmaco for a period of three (3) months.

     4. COMPENSATION. (a) In the event of your Termination for any reason except those set forth in Paragraph 2(b)(i), the Company and/or Pharmaco shall pay you as Severance Pay, your full base salary for a period of one year; provided that if your termination occurs within the initial six-month period of this Agreement, your Severance Pay shall equal your full base salary for the period from the date of your termination through March 31, 1998. Pharmaco will have the option to make such payment either in accordance with Pharmaco's normal payroll practices or in a lump sum to be delivered on the thirtieth day following the Termination.

     (b) In the event of your Termination for any reason except those set forth in Paragraph 2(b)(i), the Company and/or Pharmaco shall pay you your EVA (Economic Value Added) bonus (or any bonus under any successor plan), if any, earned through the date of your Termination. The calculation of your bonus, if any, will be based on Pharmaco's (or such successor entity's) full year performance pro rated through the date of Termination. To the extent any EVA or other bonus is earned, you would receive such bonus at the same time as bonuses are generally paid to Pharmaco's (or such successor entity's) officers and employees.

     (c) In addition, in the event of your Termination for any reason except those set forth in Paragraph 2(b)(i), the Company shall maintain in full force and effect for a period of one year, all employee benefits which you are receiving as of the date of your Termination, including all life insurance, health (medical, dental, vision and wellness), accidental death and dismemberment, and disability benefit plans and programs; provided that if your termination occurs within the initial six-month period of this Agreement, your benefits will be continued for the period from the date of your termination through March 31, 1998. The Company's and Pharmaco's obligations under this Paragraph 5(c) shall terminate with respect to any Company or Pharmaco Program on the date that you first become eligible, after your Date of Termination, for the same type of coverage under another employer's plan.

     (d) The Company shall pay the reasonable costs of a nationally recognized outplacement service until you are employed on a full-time basis (but in no event to exceed a one-year period).

     5. LAPSE. Should you voluntarily leave employment prior to a change in control or if you are terminated for cause either prior to or after to a change in control, this Agreement shall lapse and be of no other force and effect and no compensation will be payable to you hereunder.

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     6. SUCCESSORS; BINDING AGREEMENT.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

     9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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     10. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                          Sincerely,

                                          APPLIED BIOSCIENCE INTERNATIONAL INC.

                                          By:    /s/  Stephen L. Waechter
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                                                    Stephen L. Waechter
                                              Senior Vice President and Chief
                                                      Financial Officer

                                          PHARMACO INTERNATIONAL INC.

                                          By:  /s/  Dr. Kenneth H. Harper
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                                                   Dr. Kenneth H. Harper
                                                          Chairman

AGREED TO THIS 25th DAY OF
SEPTEMBER, 1996

By:       /s/  John D. Bryer
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            John D. Bryer

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